Exhibit 10.1

BEACON ROOFING SUPPLY, INC. 2014 STOCK PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT FOR EMPLOYEES

A Restricted Stock Unit (RSU) Award (the “Award”) granted by Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”), to the employee named in the attached Award letter (the “Grantee”), relating to the common stock, par value $.01 per share (the “Common Stock”), of the Company, shall be subject to the following terms and conditions and the provisions of the Beacon Roofing Supply, Inc. 2014 Stock Plan (“Plan”), a copy of which is attached hereto or which previously has been provided to the Grantee and the terms of which are hereby incorporated by reference:

1.            Acceptance by Grantee. The receipt of the Award is conditioned upon its acceptance by the Grantee in the space provided therefor at the end of this Agreement and the return of an executed copy of this Agreement to the General Counsel of the Company no later than___________, 2014. If the Grantee shall fail to return this executed Agreement by the due date, the Grantee’s Award shall be forfeited to the Company.

2.            Grant of RSUs. The Company hereby grants to the Grantee the Award of RSUs, as set forth in the Award letter. An RSU is the right, subject to the terms and conditions of the Plan and this Agreement, to receive a distribution of a share of Common Stock for each RSU as described in Section 7 of this Agreement.

3.            RSU Account. The Company shall maintain an account (“RSU Account”) on its books in the name of the Grantee which shall reflect the number of RSUs awarded to the Grantee and any dividend equivalents paid to the Grantee as described in Section 4.

4.            Dividend Equivalents. Upon the payment of any dividends on Common Stock occurring during the period preceding the date the RSUs are settled in Common Stock and distributed to the Grantee as described in Section 7, the Company shall credit the Grantee’s RSU Account with an amount equal in value to the dividends that the Grantee would have received had the Grantee been the actual owner of the number of shares of Common Stock represented by the RSUs in the Grantee’s RSU Account on that date. Such amounts shall be paid to the Grantee in cash at the time and to the extent the RSUs are distributed to the Grantee. Any dividend equivalents relating to RSUs that are forfeited shall also be forfeited.

5.            Vesting.

(a)            Except as described in (b), (c) and (d) below, the Grantee shall become vested in his Award on the Determination Date, as defined in Section 6 below, if he remains in continuous employment with the Company or its affiliates until such date.

(b)            If the Grantee’s employment with the Company and its affiliates terminates prior to the Determination Date due to death or disability, the Award shall become vested on the date of such termination of employment. For this purpose “disability” means (as determined by the Committee in its sole discretion) the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or disability or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(c)            If the Grantee’s employment with the Company and its affiliates terminates prior to the Determination Date due to the Grantee’s retirement, the Award shall become vested on the Determination Date (in which case the Award shall be adjusted as described in Section 6), or if earlier, the date of the Grantee’s death (in which case the Award shall not be adjusted as described in Section 6). For this purpose, “retirement” means termination of the Grantee’s employment for any reason other than cause (as determined by the Company in its sole discretion) on or after the Grantee’s attainment age of 65.

(d)            The Award shall be forfeited to the Company upon the Grantee’s termination of employment with the Company and its affiliates for any reason other than the Grantee’s death, disability or retirement (as described above) that occurs prior to the Determination Date.

The foregoing provisions of this Section 5 shall be subject to the provisions of any written employment security agreement or severance agreement that has been or may be executed by the Grantee and the Company, and the provisions in such employment security agreement or severance agreement concerning the lapse of restrictions of an Award in connection with the Grantee’s termination of employment shall supercede any inconsistent or contrary provision of this Section 5.

6.            Adjustment of RSUs. The number of RSUs subject to the Award as described in the Award letter shall be adjusted by the Committee after the end of the three-year performance period that begins on October 1, 201[] and ends on September 30, 201[], in accordance with in the Long-Term Incentive Plan established under the Plan (the “LTIP”). The date that the Committee determines the level of performance goal achievement applicable to such Award is the “Determination Date”. Any Award that vests in accordance with Section 5(b) prior to the Determination Date shall not be adjusted pursuant to the LTIP. The particular performance criterion that applies to the Award is set forth in Exhibit A to this Agreement.

7.            Settlement of RSUs. If a Grantee becomes vested in his Award in accordance with Section 5, the Company shall distribute to him, or his personal representative, beneficiary or estate, as applicable, a number of shares of Common Stock equal to the number of vested RSUs subject to the Award, as adjusted in accordance with Section 6, if applicable. Such shares shall be delivered within 30 days following the date of vesting.

8.            Forfeiture of Award. Except as described in Section 5(b) and (c), a Grantee’s Award shall be forfeited to the Company if the Grantee does not remain in continuous employment with the Company or its affiliates until the Determination Date.

9.            Withholding Taxes. The Grantee shall pay to the Company an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to the delivery of any certificate for shares. Payment of such taxes may be made by one or more of the following methods: (a) in cash, (b) in cash received from a broker-dealer to whom the Grantee has submitted irrevocable instructions to deliver the amount of tax to the Company from the proceeds of the sale of shares subject to the Award, (c) by directing the Company to withhold a number of shares otherwise issuable pursuant to the Award with a Fair Market Value equal to the tax required to be withheld, (d) by delivery to the Company of other Common Stock owned by the Grantee that is acceptable to the Company, valued at its Fair Market Value on the date of payment, or (e) by certifying to ownership by attestation of such previously owned Common Stock.

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10.            Change in Control.

(a)            In the event of a Change in Control, as defined in the Plan, unless the Award is continued or assumed by a public company in an equitable manner, the RSU shall become fully vested immediately prior to the Change in Control as if the performance criterion set forth in Exhibit A had been met at 100 percent. The Award shall settle in accordance with Section 7.

(b)            If the Award is continued or assumed by a public company in an equitable manner, then the performance criterion set forth in Exhibit A shall be deemed to have been satisfied at 100 percent and the vesting of the Award shall be contingent only upon the Grantee’s employment through the end of the three-year performance period set forth in Section 6 unless there is a Qualifying Termination within one-year following the Change in Control. If a Qualifying Termination occurs within one-year following the Change in Control, the Award shall become fully vested immediately and be settled in accordance with Section 7.

For purposes of this Section 10: (1) “Qualifying Termination” means the termination of a Grantee’s employment (a) by the employer for any reason other than Cause; or (b) by a Grantee who was an officer of the Company immediately prior to the Change in Control for Good Reason; (2) “Cause” means (unless otherwise expressly provided in the Grantee’s employment agreement) the termination of the Grantee’s employment following the occurrence of any one or more of the following: (a) the Grantee’s conviction of, or plea of guilty or nolo contendere to, a felony; (b) the Grantee’s willful and continual failure to substantially perform the Grantee’s duties after written notification; (c) the Grantee’s willful engagement in conduct that is materially injurious to the employer, monetarily or otherwise; (d) the Grantee’s commission of an act of gross misconduct in connection with the performance of the Grantee’s duties; or (e) the Grantee’s material breach of any employment, confidentiality, or other similar agreement with the employer that, if capable of cure, remains uncured 10 days after written notice thereof; (3) “Good Reason” means, without the Grantee’s consent, (a) a material reduction in the position, duties, or responsibilities of the Grantee from those in effect immediately prior to such change; (b) a reduction in the Grantee’s base salary; (c) a relocation of the Grantee’s primary work location to a distance of more than 50 miles from its location as of immediately prior to such change; or (d) a material breach by the Grantee’s employer of any employment agreement between such employer and the Grantee provided, however, in all cases, a Grantee must give the Company written notice of the circumstances giving rise to the Good Reason event and thirty (30) days to cure such circumstance.

11.            Rights as Stockholder. The Grantee shall not be entitled to any of the rights of a stockholder of the Company with respect to the Award, including the right to vote and to receive dividends and other distributions, until and to the extent the Award is settled in shares of Common Stock.

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12.            Award Not Transferable. The Award may not be transferred other than by will or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order. The Award shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Award, other than in accordance with its terms, shall be void and of no effect.

13.            Share Delivery. Delivery of shares pursuant to Section 7 will be by book-entry credit to an account in the Grantee’s name established by the Company with the Company’s transfer agent; provided that the Company shall, upon written request from the Grantee (or his estate or personal representative, as the case may be), issue certificates in the name of the Grantee (or his estate or personal representative) representing such shares.

14.            Administration. The Award shall be administered in accordance with such regulations as the Committee shall from time to time adopt.

15.            Governing Law. This Agreement, and the Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

IN WITNESS WHEREOF, this Agreement is executed by the Company this ____ day of_________, 2014, effective as of the _____ day of _________, 2014.

BEACON ROOFING SUPPLY, INC.

AGREED AND ACCEPTED:

GRANTEE

Name

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Date:

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